Exhibit 99.1
For Immediate Release
June 11, 2010

For further information contact:
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000 extension 4230

Press Release

Portec Rail Products, Inc. Announces Second Quarter 2010 Dividend

PITTSBURGH, PA – June 11, 2010 – The Board of Directors of Portec Rail Products, Inc. (NASDAQ Global Market “PRPX”) announced the declaration of the Company’s second quarter 2010 dividend of six cents per share.  The cash dividend will be paid on June 30, 2010 to shareholders of record on June 21, 2010.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems.  The Company’s largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh.  The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies).  In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois.  The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England.  Portec Rail Products, Inc.’s web site address is www.portecrail.com.